Exhibit 99.1

SECOND AMENDMENT TO

DIVIDEND REINVESTMENT PLAN

This Second Amendment (“Amendment”) to Dividend Reinvestment Plan (“Plan”) was adopted by Sterling Real Estate Trust (“Trust”) Board of Trustees and is effective January 1, 2017.

WHEREAS, Section 6 of the Plan regarding Automatic Cash Purchases shall be amended and restated to change the amount of optional cash purchase from $5,000 per fiscal quarter to $10,000 per fiscal quarter; and to change the maximum purchase amount from $20,000 per calendar year to $40,000 per calendar year.

NOW THERFORE, Section 6 of the Trust’s Plan is deleted in its entirety and replaced with the following:

6.Automatic Optional Cash Purchases. Participants may, in addition to automatic dividend reinvestments, make automatic optional cash purchases of Common Shares  not to exceed $10,000 per fiscal quarter and, with the Trust’s prior approval, automatic optional cash purchases in excess of $10,000 per fiscal quarter.  Such automatic optional cash purchases can be payable by automatic deductions from a Participant’s bank account or in another manner acceptable to the Trust. A Participant may not elect automatic optional cash purchases unless the Participant also elects automatic dividend reinvestment.

Participants may not, in any calendar year, purchase or receive via transfer more than $40,000 in Common Shares derived from the rights granted to Participants under this paragraph.

As adopted by the Board of Trustees

December 14, 2016